Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated March 22, 2011

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Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

PowerShares DB German Bund Futures

- The PowerShares DB German Bund Futures ETNs provide investors with exposure to the USD performance of German Euro-Bund futures. The PowerShares DB 3x German Bund Futures ETN is based on three times the returns of the DB USD Bund Futures Index with the returns of the T-Bill Index and the PowerShares DB German Bund Futures ETN is based on the returns of the DB USD Bund Futures Index with the returns of the T-Bill Index.

The PowerShares DB German Bund Futures ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB German Bund Futures ETNs are -
PowerShares DB 3x German Bund Futures ETN (Symbol: BUNT)
PowerShares DB German Bund Futures ETN (Symbol: BUNL)

Fact Sheet
Prospectus

PowerShares DB Italian Treasury Bond Futures

- The PowerShares DB Italian Treasury Bond Futures ETNs provide investors with exposure to the USD performance of Italian Euro-Treasury futures. The PowerShares DB 3x Italian Treasury Bond Futures ETN is based on three times the returns of the DB USD BTP Futures Index with the returns of the T-Bill Index and the PowerShares DB Italian Treasury Bond Futures ETN is based on the returns of the DB USD BTP Futures Index with the returns of the T-Bill Index.

The PowerShares DB Italian Treasury Bond Futures ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB Italian Treasury Bond Futures ETNs are -
PowerShares DB 3x Italian Treasury Bond Futures ETN (Symbol: ITLT)
PowerShares DB Italian Treasury Bond Futures ETN (Symbol: ITLY)

Fact Sheet
Prospectus

PowerShares DB Japanese Govt Bond Futures

- The PowerShares DB Japanese Govt Bond Futures ETNs provide investors with exposure to the USD performance of Italian JGB futures. The PowerShares DB 3x Japanese Govt Bond Futures ETN is based on three times the returns of the DB USD JGB Futures Index with the returns of the T-Bill Index and the PowerShares DB Japanese Govt Bond Futures ETN is based on the returns of the DB USD JGB Futures Index with the returns of the T-Bill Index.

The PowerShares DB Japanese Govt Bond Futures ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB Japanese Govt Bond Futures ETNs are -
PowerShares DB 3x Japanese Govt Bond Futures ETN (Symbol: JGBT)
PowerShares DB Japanese Govt Bond Futures ETN (Symbol: JGBL)

Fact Sheet
Prospectus

PowerShares DB Gold Exchange Traded Notes

- The PowerShares DB Gold ETNs provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold. All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield Gold™

The PowerShares DB Gold ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB Gold ETNs are -

Contact Information

Any questions please call
1-877-369-4617

Press Releases and News

April 29, 2008 - DB Plans To Offer Leveraged, Inverse Commodities ETNs [more]

April 15, 2008 - Deutsche Bank to issue leveraged, short agriculture ETNs [more]

PowerShares DB Gold Double Short ETN (Symbol: DZZ)
     PowerShares DB Gold Double Long ETN  (Symbol: DGP)
     PowerShares DB Gold Short ETN        (Symbol: DGZ)
    Fact Sheet
    Prospectus
PowerShares DB Agriculture Exchange Traded Notes
    The PowerShares DB Agriculture ETNs provide investors with a cost-effective and convenient way to take a long, short, or leveraged view on the performance of the agriculture sector. All of the
    PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid
    Commodity Index - Optimum Yield Agriculture(TM).
    The PowerShares DB Agriculture ETNs are unsecured obligations of Deutsche Bank AG, London
    Branch.
     The PowerShares DB Agriculture ETNs are -
     PowerShares DB Agriculture Double Short ETN (Symbol: AGA)
     PowerShares DB Agriculture Double Long ETN (Symbol: DAG)
     PowerShares DB Agriculture Short ETN     (Symbol: ADZ)
     PowerShares DB Agriculture Long ETN      (Symbol: AGF)
    Fact Sheet
    Prospectus
PowerShares DB Commodity Exchange Traded Notes
    The PowerShares DB Commodity ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index. All of the
    PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid
    Commodity Index[]. The Long PowerShares DB Commodity ETN is based on the Optimum Yield[]
    version of the Index. The Short and Double Short PowerShares DB Commodity ETNs are based on the standard version of the Index.
    The PowerShares DB Commodity ETNs are unsecured obligations of Deutsche Bank AG,
    London Branch.
     The PowerShares DB Commodity ETNs are -
     PowerShares DB Commodity Double Short ETN (Symbol: DEE)
     PowerShares DB Commodity Double Long ETN (Symbol: DYY)
     PowerShares DB Commodity Short ETN        (Symbol: DDP)
     PowerShares DB Commodity Long ETN         (Symbol: DPU)
    Fact Sheet
    Prospectus
PowerShares DB Base Metals Exchange Traded Notes
    All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank
    Liquid Commodity Index -- Optimum Yield Industrial Metals[], which is composed of aluminum, copper and zinc futures contracts.
    The PowerShares DB Base Metals ETNs are unsecured obligations of Deutsche Bank AG,
    London Branch.
     The PowerShares DB Base Metals ETNs are -
     PowerShares DB Base Metals Double Short ETN (Symbol: BOM)
     PowerShares DB Base Metals Double Long ETN (Symbol: BDD)
     PowerShares DB Base Metals Short ETN       (Symbol: BOS)
     PowerShares DB Base Metals Long ETN        (Symbol: BDG)
    Fact Sheet
    Prospectus
PowerShares DB Crude Oil Exchange Traded Notes
    All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank
    Liquid Commodity Index -- Optimum Yield Oil[], which is composed of certain crude oil futures contracts. The Long PowerShares DB Crude Oil ETN is based on the Optimum Yield[] version of the
    Index, and the Short and Double Short PowerShares DB Crude Oil ETNs are based on the Standard version of the index.
    The PowerShares DB Crude Oil ETNs are unsecured obligations of Deutsche Bank AG, London
    Branch.
     The PowerShares DB Crude Oil ETNs are -
     PowerShares DB Crude Oil Long ETN       (Symbol: OLO)
     PowerShares DB Crude Oil Short ETN      (Symbol: SZO)
     PowerShares DB Crude Oil Double Short ETN (Symbol: DTO)
    Fact Sheet
    Prospectus
PowerShares DB US Treasury Exchange Traded Notes
    The PowerShares DB US Treasury ETNs provide investors with a leveraged view on the performance of long dated US Treasury bonds. The PowerShares DB 3x Long 25+ Year Treasury
Bond ETN is based on three times the returns of the DB Long U.S. Treasury Bond
Futures Index with the returns of the T-Bill Index and the PowerShares DB 3x
Short 25+ Year Treasury Bond ETN is based on three times the returns of the DB
Short U.S. Treasury Bond Futures Index with the returns of the T-Bill Index.

The PowerShares DB US Treasury ETNs are unsecured obligations of Deutsche Bank
AG, London Branch.

The PowerShares DB US Treasury ETNs are -
PowerShares DB 3x Long 25+ Year Treasury Bond ETN (Symbol: LBND) PowerShares DB
3x Short 25+ Year Treasury Bond ETN (Symbol: SBND)

Fact Sheet Prospectus

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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